CONSENT OF DR. NIMR ARAB

I hereby consent to the incorporation by reference in the Registration Statements on Forms S-8: File Nos. 333-89251, 333-108465 and 333-129803 of Energy Exploration Technologies Inc. of references to my name and my report dated September 2004 and of information derived from the report which appear in this Form 20-F for the year ended December 31, 2006.

/s/ Dr. Nimir Arab

Dr. Nimr Arab

Syria
June 14, 2007